Exhibit 10.1
LIMITED LIABILITY COMPANY AGREEMENT
OF
NATIONSHEALTH SPECIALTY RX, LLC
A Delaware Limited Liability Company
     This Limited Liability Company Agreement (this “Agreement”) of NationsHealth Specialty RX, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of August 3, 2005 (the “Effective Date”), by and between US Bioservices Corporation, a Delaware corporation (“US Bio”), and NationsHealth, Inc., a Delaware corporation (“NationsHealth”).
Recitals
     A. US Bio is a specialty pharmaceutical services company that provides highly specialized pharmaceutical services to hospitals, physicians and patients.
     B. NationsHealth is a provider of diabetes, respiratory and ostomy supplies reimbursable by Medicare Part B, as well as a provider of prescription services and supplies to Medicare beneficiaries in the United States.
     C. US Bio and NationsHealth desire to establish the terms and conditions under which they will develop, own and operate the Business (as such term is defined below);
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:
Article 1
Definitions
     1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:
     “Act” shall mean the Delaware Limited Liability Company Act, and any successor statute, as it may be amended from time to time.
     “Affiliate” shall mean, when used with reference to a specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in this definition of Affiliate, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSION.

     “Board” shall mean the collective board of Managers as described in Section 8.1.
     “Business” means a specialty pharmacy and oncology business that provides specialty pharmaceuticals that *** and conditions that may be agreed to by the parties (collectively the “Specialty Diseases”). In connection with the specified Specialty Diseases, the Business will, among other specialty pharmacy and oncology activities, (i) dispense specialty biologics directly to patients, their physicians, and possibly via retail alliance programs that may be established with retail pharmacy chains, (ii) provide patients and physicians with the mail order dispensing of specialty pharmacy and oncology products and other value-added clinical support and patient education services related to specialty pharmacy and oncology, and (iii) provide manufacturers with compliance services and data as well as other de-identified data on treatment trends and outcomes in connection with specialty pharmacy and oncology.
     “Capital Account” shall mean the capital account established for each Member and maintained in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv).
     “Certificate” shall mean the Certificate of Formation of the Company.
     “Confidential Information” shall mean all technical, financial, commercial, legal and other information concerning the subject of this Agreement or the Business of the Company that is disclosed by the Company or one Member or a Manager (the “Disclosing Party”) to another Member or a Manager, as the case may be (the “Other Party”), except information that is:
          (a) lawfully disclosed to the Other Party by a third Person who has no obligation of confidentiality with respect to that disclosure; or
          (b) becomes generally known to the public, other than by breach of the Other Party of its obligations under this Agreement, the Purchase Agreement or the Employment Agreements; or
          (c) required to be disclosed by any law or the rules and regulations of any governmental agency or stock exchange applicable to the Other Party, provided that the Other Party will use its best efforts to give the Disclosing Party 10 days’ prior notice of any disclosure under this subsection (c).
     “Controlling” shall mean, for the purpose of Section 14.6, possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of another person or entity, whether through ownership of voting securities, by contract, or otherwise.
     “Dispose”, “Disposed”, “Disposing” or “Disposition” shall mean a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance (including, without limitation, by operation of law), or the acts thereof.
     “Member” shall mean any Person executing this Agreement as of the date hereof as a member or hereafter admitted to the Company as a member as provided in this Agreement, but does not include any Person who has ceased to be a Member of the Company.
CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSION.

     “Membership Interest” means an undivided portion of all or a specified category of the rights, duties, obligations, and ownership interests in the Company.
     “Membership Percentage” shall mean, with respect to each Member, the fraction, expressed as a percentage, the numerator of which is that Member’s Capital Account and the denominator of which is the sum of the Capital Accounts of all the Members.
     “Person” shall mean an individual, partnership, joint venture, limited partnership, limited liability company, foreign limited liability company, trust, business trust, estate, corporation, custodian, trustee, executor, administrator, nominee, association, cooperative, or entity in a representative capacity.
     “Supermajority” shall mean (a) with respect to Membership Interests, at least sixty-one percent (61%) of Membership Interests, and (b) with respect to Managers, at least four (4) Managers.
     1.2 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to Schedules attached hereto, each of which is incorporated and made apart hereof for all purposes.
Article 2
Organization
     2.1 Formation. The Company has been organized as a Delaware limited liability company by the filing of the Certificate under and pursuant to the Act and the issuance of a certificate of formation for the Company by the Secretary of State of Delaware.
     2.2 Name. The name of the Company is NationsHealth Specialty Rx, LLC and all Company business must be conducted in that name or such other names that comply with applicable law as the Board may select from time to time.
     2.3 Registered Office; Registered Agent, Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Members may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Members may designate from time to time in the manner provided by law. The principal office of the Company in the United States shall be at such place as the Members may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there as required by the Act and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Members may designate from time to time.
     2.4 Purpose. The purpose of the Company is (a) develop, own and operate the Business and/or (b) to transact any lawful business which a limited liability company may conduct under the Act.

     2.5 Foreign Qualification. The Board shall have the authority to cause the Company to do business in jurisdictions other than the State of Delaware only if (a) such jurisdiction has enacted a limited liability company statute and the Board has caused the Company to be qualified under such statute to do business as a foreign limited liability company or (b) the Board shall have obtained an opinion of responsible counsel qualified to practice law in such jurisdiction in which they desire to qualify the Company to the effect that under the laws of such jurisdiction the Members will not be held liable (beyond their interests in the Company) for any debts or obligations of the Company. To the extent the Board shall have determined to cause the Company to qualify in a jurisdiction other than Delaware in accordance with the preceding sentence and prior to the Company’s conducting business in any jurisdiction other than Delaware, the Board shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. Each Manager or Member, if necessary, shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.
     2.6 Term. The existence of the Company commenced on the date the Secretary of State of the State of Delaware issued a certificate of formation for the Company and shall continue in existence, unless earlier terminated or dissolved upon the approval of a Supermajority of the Members in accordance with this Agreement or applicable law.
     2.7 No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member (except as provided in Section 11.1), and this Agreement may not be construed to suggest otherwise.
Article 3
Operations
     3.1 Initial Contracts and Operations. As part of engaging in the Business, the Company will provide specialty pharmaceutical and oncology-related products and services, and will operate and/or provide all related ancillary services, including without limitation patient education and disease management programs. While a Member of the Company, NationsHealth agrees that the Company shall be the only NationsHealth Affiliate that distributes or provides specialty pharmaceutical and/or oncology-related products and services. Within ninety (90) days after the date of the execution of this Agreement by all the Members, the Company will enter into the following written contracts:
          (a) The Company will enter into a contract with NationsHealth, or its Affiliate, United States Pharmaceutical Group, LLC (“USPG”), (the “Marketing Agreement”), under which USPG will perform certain marketing services and functions for the Company and provide the Company with certain information regarding potential customers of the Company, including but not limited to sales leads, pre-screening and related intake matters, subject to applicable law, including without limitation the Health Insurance Portability and Accountability Act of 1996 . The Company shall pay NationsHealth or USPG its cost for the services to be provided under the Marketing Agreement. The Members presently contemplate that the Company will establish its own marketing department either through subcontracting with NationsHealth or USPG, or staffed by employees of the Company.
          (b) With US Bio. The Company will enter into an agreement with US Bio (the “Services Agreement”), under which US Bio for a fee will provide certain specified management and fulfillment services relating to the specialty pharmaceutical and oncology-related products and services to be provided by the Company. Pursuant to the Services Agreement, US Bio shall exercise its reasonable best efforts to allow the Company to purchase specialty pharmacy and oncology products from US Bio’s Affiliates or any third party on the same terms and for the same prices at which US Bio purchases such products from its Affiliates and third parties, including any and all discounts, rebates or other reductions of any kind received by US Bio from its Affiliate or such third parties to the extent permitted under applicable agreements (which may include additional creditworthiness and channel distribution considerations); provided that such pricing shall not apply to a particular product if, with respect to such product, there is a material shortage of such product on a national level that affects the ability of a US Bio Affiliate or third party to fulfill orders to US Bio and its other customers. Notwithstanding the foregoing, the Company may, in its sole discretion, purchase specialty pharmacy and oncology products and services from any third party and/or from Members or their Affiliates, subject only to the terms hereof.
     3.2 Operating Build-Out and Budget. The Members will create and reach mutual agreement on a build-out and operating budget for the Company ***, along with a schedule of anticipated capital requirements. Each Member will initially contribute its pro rata share of the capital to the Company in accordance with Section 5.2. The Budget will include the payment of costs under the Marketing Agreement, the payment of fees under the Services Agreement, the opening of the Company’s initial specialty pharmacy location(s), the hiring of any full-time employees of the Company and such other matters as may be agreed to by the Members. Any required assets and services provided or performed by a Member will be valued at their actual cost or a mutually agreed upon value.
     3.3 Pharmacy Locations. The Company, and to the extent necessary, the Members, shall use their best efforts to obtain, as soon as practicable after the execution hereof, all licenses, permits and certifications necessary for the Company to operate and bill as a specialty pharmacy, including but not limited to, pharmacy licenses in all necessary states, Medicare supplier number(s) and necessary Medicaid certifications and numbers. The Members presently contemplate that the Company will open a specialty pharmacy facility in Addison, Texas, adjacent to the existing US Bio facility located at 16750 Westgrove Drive, Suite 100, Addison, Texas, 75001, and at such time as the Board determines that the Company should own and operate a second such facility, the Company will open such a facility in Weston, Florida.
CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSION.

     3.4 Competition. Notwithstanding anything in this Agreement to the contrary (except as set forth in Section 14.8), in no event shall NationsHealth or any of its Affiliates (except for the Company) engage in, during the period that NationsHealth is a Member of the Company, any business that competes with the Business of the Company, nor shall NationsHealth take any action that would assist any other Person, directly or indirectly, in any material way to engage in any business that competes with the Business of the Company. Specifically included within this restriction, NationsHealth, while it is a Member of the Company, (i) shall not directly market and/or advertise any entity’s (other than the Company’s) specialty pharmacy and/or oncology products and services that relate specifically to any of the Specialty Diseases; and (ii) shall not directly market and/or advertise any entity’s (other than the Company’s) disease management products or services that relate specifically to any of the Specialty Diseases; provided, however, the Members acknowledge that NationsHealth shall be permitted to provide such functions and services with respect to particular specialty pharmacy and oncology products to or for Persons other than the Company if, after notice by NationsHealth to the Board, (i) the Company is unable to provide such products or services within a reasonable period of time due to product unavailability and (ii) such other entities are not Affiliates of NationsHealth. By executing this Agreement, NationsHealth expressly agrees and acknowledges that US Bio is a specialty pharmaceutical services company and, accordingly, is, and will continue to be, engaged in businesses that compete with the Company. By executing this Agreement, US Bio expressly agrees and acknowledges: (i) that NationsHealth is a provider of diabetes and respiratory supplies and products, and also disease management services and products related to diabetes and respiratory diseases, and, accordingly, NationsHealth is, and will continue to be, engaged in such businesses, regardless of whether they are competitive with the Company, and such activities shall in no way be deemed to violate the non-compete terms or any other terms of this Agreement; and (ii) that NationsHealth provides or will provide marketing services to Medicare “Part D” sponsor(s) under the prescription drug benefit programs, and that such marketing may include references or advertising related to such Part D sponsor(s)’ specialty pharmacy products and services, oncology products and services, and/or disease management products and services, and such marketing activities by NationsHealth shall in no way be deemed to violate the non-compete terms or any other terms of this Agreement.
     3.5 Competitive Acquisition Program. US Bio hereby agrees that if US Bio or any ABSG Entity (as defined below) seeks to become a vendor under the Competitive Acquisition Program to be established by the Center for Medicare and Medicaid Services (“CAP”) pursuant to Section 1847B of the Social Security Act by submitting a “CAP Vendor Application and Bid Form,” then US Bio shall immediately notify the Company and NationsHealth of same and upon the request of NationsHealth, without the necessity of any approval of the Members or the Board, the Company shall seek to become a vendor under the CAP by submitting a CAP Vendor Application and Bid Form. In such event, each of the Members shall provide all information that is reasonably requested by the Company as part of the CAP and shall support and assist the Company in its efforts to become a CAP vendor. For example, if the CAP requires a CAP vendor to have multiple years of experience in the specialty pharmacy business, then US Bio agrees that the Company shall identify and rely upon US Bio’s experience, to the extent necessary and to the extent allowed under the CAP application process, in order for the Company to meet CAP application and vendor requirements. The Company shall pay all of its costs associated with the CAP, and the Members and their respective Affiliates shall not be required to incur directly any costs or to assume directly any risks associated with the Company’s participation in the CAP. For purposes of the foregoing, “ABSG Entity” means ASD Specialty Healthcare, Inc. (doing business as AmerisourceBergen Specialty Group), US Bio and their respective subsidiaries and operating units, including but not limited to Oncology Supply and Besse Medical.
Article 4
Members
     4.1 Members. The names and respective Membership Interests of the Members of the Company are set forth on the signature page of this Agreement. As of the date hereof, there are no other Members of the Company and no other Person has any right to take part in the ownership or management of the Company.
     4.2 Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member that (a) it is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and is in good standing and duly qualified to conduct business as a foreign corporation in every state of the United States in which its ownership or lease of property or conduct of its business makes such qualification necessary, except where the failure to be in good standing or so qualified would not have a material adverse effect on such Member’s assets or business as a whole; (b) such Member has full corporate power and authority to execute and agree to this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders or other Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken; (c) such Member has duly executed and delivered this Agreement and this Agreement is enforceable against such Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (d) such Member’s authorization, execution, delivery, and performance of this Agreement will not (i) conflict with the articles or certificate of incorporation or bylaws of such Member, (ii) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any contract, permit, order, judgment or decree to which such Member is a party or by which their properties are bound, except for those conflicts, violations or defaults that would not have a material adverse effect on such Member’s assets or business as a whole or (iii) constitute a violation of any law or regulation applicable to such Member.
     4.3 Information. In addition to the other rights specifically set forth in Section 12.2 and elsewhere in this Agreement, each Member is entitled to all information to which that Member is entitled to have access pursuant to section 18-305 of the Act under the circumstances and subject to the conditions therein stated.

Article 5
Capital of the Company; Membership Interests and Classes
     5.1 Membership Interests. There shall be one class of Membership Interests in the Company. Subject to the terms of this Agreement, each Membership Interest shall be entitled to an undivided portion of all of the other rights, duties, obligations, and ownership interests in the Company.
     5.2 Capital Contributions. On or within fifteen (15) days after the Effective Date, the Members shall simultaneously contribute capital to the Company as follows:
          (a) By NationsHealth. NationsHealth shall contribute $1,530,000 in cash by the wire transfer of immediately available funds to the Company. Of that amount, $1,500,000 shall consist of proceeds of the sale of NationsHealth common stock to US Bio, pursuant to the Stock Purchase Agreement between NationsHealth and US Bio in substantially the form of the agreement attached hereto as Exhibit A. NationsHealth shall make such contribution by directing the wire transfer of such funds to the Company.
          (b) By US Bio. US Bio shall contribute $1,470,000 in cash by the wire transfer of immediately available funds to the Company.
          (c) No Required Further Capital Contributions. No Member shall be obligated to make any capital contribution other than the initial capital contribution made by such Member pursuant to the foregoing provisions of this Section 5.2.
     5.3 Return of Contributions; Interest. Except as set forth in Article 10 and Section 15.2, (a) a Member is not entitled to withdraw or receive a return of any part of its capital contributions or to be paid interest in respect of either its capital account or its capital contributions and (b) a capital contribution that is not repaid is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s capital contributions.
     5.4 Advances by Members. Any Member that agrees to do so may advance all or part of funds to or on behalf of the Company, provided that the advance (a) constitutes a loan from the Member to the Company, (b) bears interest at a rate to be agreed upon by the Member and the Company from the date of the advance until the date of payment, and (c) is approved by the Board. Any such advance is not a capital contribution. In no event shall the Company guaranty or otherwise become liable, directly or indirectly, for any of the obligations of any of its Members under any circumstances.
     5.5 Record of Contributions. The books and records of the Company shall include true and correct information regarding the amount of cash and cash equivalents and designation and statement of the value of any other property contributed by each Member to the Company.
     5.6 Registered Owners. The Company shall be entitled to treat the Member that is the registered owner of any Membership Interests on the books of the Company as the Person that owns such Membership Interests and accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Membership Interest on the part of any other Person, regardless of whether it shall have actual or other notice thereof, except as otherwise provided by law.
     5.7 Withdrawal. A Member does not have the right or power to withdraw from the Company as a member other than in connection with an assignment permitted hereunder; provided, however, after the expiration of two (2) years from the date hereof, either Member may elect to withdraw from the Company as a Member for any reason. Upon such election by a Member, the remaining Member shall determine, in its sole discretion, whether to dissolve the Company in accordance with Article 15 or continue the existence of the Company without the other Member. The withdrawing Member shall not be entitled to a return of its existing capital account at the time of the withdrawal and, unless otherwise agreed by the Members, shall not in any way be entitled to any payment for its Membership Interest.
Article 6
Rights and Obligations of Members
     6.1 Limitation of Members’ Responsibility, Liability. The Members shall not perform any act on behalf of the Company, incur any expense, obligation or indebtedness of any nature on behalf of the Company, or in any manner participate in the management of the Company or receive or be credited with any amounts, except as specifically contemplated under this Agreement. The Members shall not personally be liable for any amount in excess of their respective capital contributions, and shall not be liable for any of the debts, obligations, liabilities, or losses of the Company. In addition, each Member’s liability shall be limited as set forth in the Act.
Article 7
Meetings of Members
     7.1 Place of Meetings. All meetings of the Members shall be held at the principal place of business of the Company as provided in Section 2.3 or at such other place within or outside of the State of Delaware as shall be specified or fixed in the notices or waivers of notice calling the meeting; provided that any or all Members may participate in any such meeting by means of conference telephone or similar communications equipment pursuant to Section 7.13.
     7.2 Annual Meeting. An annual meeting of the Members, for the transaction of all business as may properly come before the meeting, shall be held at such place, within or outside of the State of Delaware, on such date and at such time as the Members shall fix and set forth in the notice of the meeting.
     7.3 Special Meetings. Special meetings of the Members for any proper purpose or purposes may be called at any time by resolution of the Board or by Members holding at least forty percent (40%) of Membership Interests. Members may call a meeting by delivering to the Board one or more written requests signed by the Member(s) stating that the Member(s) wish to call a meeting and indicating the specific purpose for which the meeting is to be held. If not otherwise stated in the written request or fixed in accordance with the remaining provisions hereof, the record date for determining Members entitled to call a special meeting is the date any Member first signs the written request for a meeting. Only business within the purpose or purposes described in the notice (or waiver thereof) required by this Agreement may be conducted at a special meeting of the Members.
     7.4 Notice and Waiver Thereof. Written or printed notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 days nor more than 60 days before the date of the meeting, by or at the direction of the Board, to each Member entitled to vote at such meeting in accordance with Section 18.2. Attendance of a Member at a meeting shall constitute a waiver of notice of the meeting except where such Member attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Notice of a meeting may also be waived in writing. Attendance at a special meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice of the special meeting but not so included, if the objection is expressly made at the meeting.
     7.5 Quorum. A quorum shall be present at a meeting of Members if the holders of at least a Supermajority of Membership Interests are represented at the meeting in person or by proxy.
     7.6 Voting.
          (a) Voting and Voting Power. All Members shall be entitled to vote at meetings. Members may vote either in person or by proxy at any meeting. With respect to any matter other than a matter for which the affirmative vote of Members owning a specified percentage of Membership Interests is required by the Act, the Certificate or this Agreement, the affirmative vote of a majority of the Membership Interests present at a meeting at which a quorum shall be present shall be the act of the Members.
          (b) Change in Voting Percentages. No provisions of this Agreement requiring that any action be taken only upon approval, vote, or action of the Members holding a specified percentage of Membership Interests may be modified, amended or repealed unless such modification, amendment or repeal is approved by Members holding at least such specified percentage of such interests.
     7.7 Record Date. For the purpose of determining Members entitled to notice of, or to vote at, any meeting of Members or any adjournment thereof, or entitled to receive a distribution, or in order to make a determination of Members for any other proper purpose (other than determining Members entitled to consent to action by Members proposed to be taken without a meeting of the Members), the Board may provide that the records of the Company shall be closed for a stated period but not to exceed in any event 30 days. If the records are closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of the Members, such records shall be closed 10 days immediately preceding such meeting. In lieu of closing the records, the Board may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than 30 days and, in case of a meeting of Members, not less than 10 days prior to the date on which the particular action requiring such determination of Members is to be taken. If the records are not closed and if no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members, or Members entitled to receive a distribution, the date on which the notice of the meeting is mailed or the date on which the resolution of the Members declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of the Members entitled to vote at any meeting of Members has been made as provided in this Section 7.7 such determination shall apply to any adjournment thereof except where the determination has been made through the closing of the records and the stated period of closing has expired. The record date for determining Members entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office, its principal place of business, or the Board in accordance with the provisions of Section 18.2.
     7.8 Voting Lists. The Board shall make, at least 10 days before each meeting of Members, a complete list of the Members entitled to vote at such meeting, arranged in alphabetical order, showing the address of and Membership Interests owned by each Member, which list for a period of 10 days prior to such meeting shall be kept on file at the registered office or principal place of business of the Company and shall be subject to inspection by any Member at any time during usual business hours. Such list shall also be produced and kept open at the meeting and shall be subject to inspection by any Member during the meeting. Failure to comply with these requirements shall not affect the validity of any action taken at such meeting.
     7.9 Adjournment. At least a Supermajority of Membership Interests present at the meeting shall have the power to adjourn such meeting from time to time, without any notice other than announcement of the time and place of the holding of the adjourned meeting. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.
     7.10 Proxies. A Member may vote either in person or by proxy executed in writing by the Member. A telegram, telex, cablegram, or similar transmission by the Member, or a photographic, photostatic, facsimile, or similar reproduction of a writing executed by such Member shall be treated as an execution in writing for purposes of this Section 7.10. Proxies for use at any meeting of Members or in connection with the taking of any action by written consent shall be filed with the Members before or at the time of the meeting or execution of the written consent, as the case may be. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the Board, who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the Chairman of the Board, in which event such inspector or inspectors shall decide all such questions. No proxy shall be valid after 11 months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Membership Interests that are the subject of such proxy are to be voted with respect to such issue.
     7.11 Conduct of Meeting. The Board shall have full power and authority concerning the manner of conducting any meeting of the Members, including, without limitation, the determination of Persons entitled to vote pursuant to this Agreement, the existence of a quorum, the satisfaction of the requirements of this Article 7. The conduct of voting, the validity and effectiveness of any proxies, and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting shall be determined by the Board. The Chairman of the Board shall preside at, and the secretary shall prepare minutes of, each meeting of Members, and in the absence of either such officer, his duties shall be performed by some person or persons selected by the Board.
     7.12 Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of Members may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the Members holding not less than the minimum Membership Interests that would be necessary to take such action at a meeting at which the Members of all Membership Interests entitled to vote on the action were present and voted. Every written consent shall bear the date of signature of each Member who signs the consent. No written consent shall be effective to take the action that is the subject to the consent unless, within 60 days after the date of the earliest dated consent delivered to the Company in the manner required by this Section 7.12, a consent or consents signed by the holder or holders of not less than the minimum Membership Interests that would be necessary to take the action that is the subject of the consent are delivered to the Company by delivery to its registered office, its principal place of business, or the Board. Delivery to the Company’s principal place of business shall be addressed to the Board. A telegram, telex, cablegram, or similar transmission by a Member, or a photographic, photostatic, facsimile, or similar reproduction of a writing signed by a Member, shall be regarded as signed for purposes of this Section 7.12. Prompt notice of the taking of any action by Members without a meeting by less than unanimous written consent shall be given to those Members who did not consent in writing to the action. If any action by the Members is taken by written consent, any certificate or documents filed with the Secretary of State of Delaware as a result of the taking of the action shall state, in lieu of any statement required by the Act concerning any vote of Members, that written consent has been given in accordance with the provisions of this Agreement.
     7.13 Telephone and Similar Meetings. Members and/or the Board may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. Participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
     7.14 Issues Requiring Supermajority Approval. Notwithstanding anything to the contrary set forth in this Agreement, the Board may not cause the Company to do any of the following without the affirmative vote of a Supermajority of Membership Interests:

          (a) the acquisition by, or the merger or consolidation of the Company with or into, any other Person;
          (b) an initial public offering of the Company;
          (c) the material alteration of the Business of the Company;
          (d) the sale, transfer, assignment, consignment, lease, encumbrance or any other disposal of all or substantially all of the Company’s business or property to any Person;
          (e) the contribution of property, other than cash, to the Company and the value of such property;
          (f) the decision to replace or remove the independent auditors of the Company;
          (g) (i) paying compensation (including bonuses) to, (ii) granting options to, (iii) selling, transferring or disposing of any assets or properties of the Company to, (iv) entering into any contract (other than the Marketing Agreement and the Services Agreement) with, or (v) giving any other form of consideration (other than distributions made pursuant to this Agreement) to, any Manager or Member (or an Affiliate of any Manager or Member) of the Company or any entity in which a Manager or Member (or an Affiliate of such Manager or Member) owns a significant beneficial interest;
          (h) any redemption or other acquisition by the Company of any outstanding Membership Interests of the Company;
          (i) The admission of any new Members to the Company pursuant to Section 14.4; and
          (j) The issuance by the Company of additional Membership Interests to existing Members.
In the event of a deadlock in the voting on the Supermajority matters set forth in this Section 7.14, the Members agree to participate in non-binding mediation before a neutral mediator within fifteen (15) days of the date that the deadlock occurs. The Company shall pay the cost of the mediation. If the mediation does not result in an agreement among the Members, the deadlock shall remain and the matter shall not be approved.
     7.15 Member Liability. Notwithstanding anything to the contrary set forth in this Agreement, the Board may not cause the Company to take any action that would expose the Members to personal liability without the affirmative vote of all the Members.
Article 8
Managers
     8.1 Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, the collective board (the “Board”) of its managers (the “Managers”). In addition to the powers and authorities expressly conferred by this Agreement upon the Board, the Board may exercise all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Members by the Act, the Certificate or this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Certificate or the Act, the affirmative vote of a Supermajority of Managers shall be required for the Board to approve or take any action.
     8.2 Number; Term. The number of Managers comprising the Board shall be five (5). The affirmative vote of a majority of Membership Interests shall have the right to appoint Managers; provided that:
          (a) by executing this Agreement, Membership Interests is deemed to elect the Managers set forth on Schedule I hereto; and
          (b) for as long as US Bio owns forty percent (40%) of Membership Interests, US Bio shall be entitled to appoint two (2) Managers to the Board.
     Unless removed in accordance with the Agreement, each Manager shall hold office until such Manager’s successor shall be elected and qualified.
     8.3 Chairman. Glenn Parker shall be the initial Chairman of the Board and shall serve for an initial term ending on December 31, 2005, subject to his removal by the affirmative vote of a majority of the Board; provided that the Members shall agree on the future terms of the office of the Chairman in a manner that permits a designee of each of the Members to occupy the position on a rotating basis.
     8.4 Removal; Vacancies. Any vacancy occurring by reason of the death, resignation, removal or any other reason shall be filled in accordance with Section 8.2. A Manager appointed to fill such vacancy shall be appointed for the unexpired term of the predecessor in office. A Manager may be removed at any time, with or without cause, by the Member or Members that elected or appointed such Manager.
     8.5 Place of Meetings. All meetings of the Board or committees thereof may be held in such place or places within or outside of the State of Delaware as the Board or such committee may from time to time determine.
     8.6 Regular Meetings. Regular meetings of the Board may be held without notice at such times and places as may be determined from time to time by the Board.
     8.7 Special Meetings; Notice. Any two Managers may call a special meeting of the Board by providing written notice to the Chairman requesting such special meeting and specifically setting forth the matters to be placed on the agenda for such meeting. The Chairman shall give each Manager at least two (2) days’ written notice of the date and time of such special meeting. Such notice shall be accompanied by an agenda prepared by the Chairman, which shall include the matter requested by the Managers calling such special meeting and such supplemental information as the Chairman deems necessary or as may be requested by the Managers calling the meeting. At such special meeting, all items on the agenda shall be considered by the Board unless the Board determines otherwise. Notwithstanding the foregoing, other than the matter requested by the Managers calling such special meeting, neither the business to be transacted at, nor any other purpose of, any special meeting of the Board need be specified in the notice or waiver of notice of any special meeting.
     8.8 Quorum and Voting. At all meetings of the Board, the presence of at least a Supermajority of Managers shall be necessary and sufficient to constitute a quorum for the transaction of business unless a greater number is required by law. If a quorum is not present at a meeting, the Managers present at the meeting may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. The act of a Supermajority of the Managers present at a meeting at which a quorum is in attendance shall be the act of the Board, unless the act of a greater number is required by law, the Certificate, or this Agreement. Any Managers having an interest in a contract or transaction under consideration, or any Manager representing a Member with such an interest, shall be counted in determining the presence of a quorum at a meeting of the Board. In the event of a deadlock in the voting on the matters presented to the Managers, the Managers agree to participate in non-binding mediation before a neutral mediator within fifteen (15) days of the date that the deadlock occurs. The Company shall pay the cost of the mediation. If the mediation does not result in an agreement among a Supermajority of the Managers, the deadlock shall remain and the matter shall not be approved.
     8.9 Procedure; Minutes. At meetings of the Board, business shall be transacted in such order as the Board may determine from time to time. At each meeting of the Board, a Chairman or, in his absence, a Person jointly appointed by the Board, shall preside at the meeting. Such Person presiding at the meeting shall appoint a Person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting that shall be delivered to the secretary of the Company for placement in the minute books of the Company. All communications to and from the Board shall be directed to the Chairman or shall come from or through the Chairman, as the case may be, but such communication shall be copied to all Managers. In the absence of a Chairman, all communication to and from the Board shall be sent to all Managers.
     8.10 Presumption of Assent. A Manager of the Company who is present at any meeting of the Board at which action on any matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward any dissent by certified or registered mail to the secretary of the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.
     8.11 Compensation. Managers, as such, shall not receive any form of compensation for their services, provided that nothing contained in this Agreement shall preclude any Manager from serving the Company in any other capacity and receiving compensation for service. The Company shall bear the reasonable expenses incurred by the Managers in attending meetings of the Board.

     8.12 Action Without Meeting. Any action which may be taken, or which is required by law, the Certificate, or this Agreement to be taken, at a meeting of the Board or any committee thereof may be taken without a meeting if a consent in writing, setting forth the action so taken, shall have been signed by a Supermajority of the Managers or committee members, as the case may be. Such consent shall have the same force and effect, as of the date stated therein, as a Supermajority vote of the Board or committee members, as the case may be, and may be stated as such in any document or instrument filed with the Secretary of State of Delaware or in any certificate or other document delivered to any person. The consent may be in one or more counterparts so long as each Manager or committee member signs one of the counterparts. The signed consent shall be delivered to the secretary of the Company for placement in the minute books of the Company. Prompt notice of the taking of any action by Managers without a meeting by less than unanimous written consent shall be given to those Managers who did not consent in writing to the action.
     The designation of any committee and the delegation of authority to it shall not operate to relieve the Managers of any responsibility imposed upon them by law.
Article 9
Officers and Other Agents
     9.1 Number; Titles; Election; Term; Qualification. The officers of the Company shall be a president, one or more vice presidents (and, in the case of each vice president, with such descriptive title, if any, as the Board shall determine) and a secretary. The Company may also have a Chairman or two Co-Chairmen of the Board, a chief executive officer, a chief operating officer, a treasurer and one or more assistant treasurers, one or more assistant secretaries, and such other officers and such agents as the Board may from time to time elect or appoint. The Board shall elect a president, vice president, and secretary at its first meeting at which a quorum shall be present after the annual meeting of the Board or whenever a vacancy exists. The Board then, or from time to time, may also elect or appoint one or more other officers or agents as it shall deem advisable. Each officer and agent shall hold office for the term for which he is elected or appointed and until his successor has been elected or appointed and qualified. Any person may hold any number of offices. No officer or agent need be a Member, a manager, a resident of the State of Delaware, or a citizen of the United States, and an officer may be an officer or employee of a Member while serving as an officer or employee of the Company.
     9.2 Removal. Any officer or agent elected or appointed by the Board may be removed by the Board whenever in their judgment the best interest of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.
     9.3 Vacancies. Any vacancy occurring in any office of the Company may be filled by the Board.
     9.4 Authority. Officers shall have such authority and perform such duties in the management of the Company as are provided in this Agreement or as may be determined by resolution of the Board not inconsistent with this Agreement.

     9.5 Compensation. The compensation, if any, of officers and agents shall be fixed from time to time by the Board.
     9.6 Chairman of the Board. The Chairman or Co-Chairmen of the Board shall have such powers and duties as set forth in this Agreement and as may otherwise be prescribed by the Members.
     9.7 Chief Executive Officer. Unless and to the extent that such powers and duties are expressly delegated to the Chairman by the Members, the Board may elect a chief executive officer of the Company. The chief executive officer, subject to the supervision of the Board, shall have general management and control of the Business and property of the Company in the ordinary course of its business with all such powers with respect to such general management and control as may be reasonably incident to such responsibilities, including, but not limited to, the power to employ, discharge, or suspend employees and agents of the Company, to fix the compensation of employees and agents, and to suspend, with or without cause, any officer of the Company pending final action by the Board with respect to continued suspension, removal, or reinstatement of such officer. The chief executive officer may, subject to any limitations that may be imposed by the Board, agree upon and execute all division and transfer orders, bonds, contracts, and other obligations in the name of the Company.
     9.8 Chief Operating Officer, President and Vice Presidents. The chief operating officer and the president shall have such powers and duties as may be prescribed by the Board or as may be delegated from time to time by the chief executive officer. The president shall exercise the powers of the chief executive officer during that officer’s absence or inability to act. Each vice president shall have such powers and duties as may be prescribed by the Board or as may be delegated from time to time by the chief executive officer and (in the order as designated by the Board, or in the absence of such designation, as determined by the length of time each has held the office of vice president continuously) shall exercise the powers of the president during that officer’s absence or inability to act.
     9.9 Treasurer. The treasurer shall have custody of the Company’s funds and securities, shall keep full and accurate accounts of receipts and disbursements, and shall deposit all moneys and valuable effects in the name and to the credit of the Company in such depository or depositories as may be designated by the Board. The treasurer shall audit all payrolls and vouchers of the Company, receive, audit, and consolidate all operating and financial statements of the Company and its various departments, shall supervise the accounting and auditing practices of the Company, and shall have charge of matters relating to taxation. Additionally, the treasurer shall have the power to endorse for deposit, collection, or otherwise all checks, drafts, notes, bills of exchange, and other commercial paper payable to the Company and to give proper receipts and discharges for all payments to the Company. The treasurer shall perform such other duties as may be prescribed by the Board or as may be delegated from time to time by the president.
     9.10 Assistant Treasurers. Each assistant treasurer, if any, shall have such powers and duties as may be prescribed by the Board or as may be delegated from time to time by the president. The assistant treasurers (in the order as designated by the Board or, in the absence of such designation, as determined by the length of time each has held the office of assistant treasurer continuously) shall exercise the powers of the treasurer during that officers’ absence or inability to act.
     9.11 Secretary. The secretary shall maintain minutes of all meetings of the Board, of any committee, and of the Members or consents in lieu of such minutes in the Company’s minute books, and shall cause notice of such meetings to be given when requested by any Person authorized to call such meetings. The secretary may affix the seal of the Company to all contracts as authorized by the Board or the president. The secretary shall have charge of the certificate books, share transfer records, stock ledgers, and such other stock books and papers as the Board may direct, all of which shall at all reasonable times be open to inspection by any Manager at the office of the Company during business hours. The secretary shall perform such other duties as may be prescribed by the Board or as may be delegated from time to time by the president.
     9.12 Assistant Secretaries. Each assistant secretary, if any, shall have such powers and duties as may be prescribed by the Board or as may be delegated from time to time by the president. The assistant secretaries (in the order designated by the Board or, in the absence of such designation, as determined by the length of time each has held the office of assistant secretary continuously) shall exercise the powers of the secretary during that officer’s absence or inability to act.
Article 10
Distributions
     10.1 Distributions. The Board of Managers from time to time may authorize the distribution of cash or other property of the Company to the Members; provided, that distributions of cash or other property of the Company shall be made only in amounts which exceed any reserves (allocated among the Members in accordance with their respective distributive interests in the cash or property to which such reserves relate) that the Board of Managers from time to time determines are required to be retained to meet any accrued or foreseeable expenses, expenditures, liabilities, or other obligations of the Company. All distributions of cash or other property of the Company shall be made to Members in accordance with their Membership Percentages.
     10.2 Tax Allocations. For United States federal income tax purposes, allocations of items of income, gain, loss, deduction, expense and credit for each fiscal year of the Company shall be made among the Members in proportion to their Membership Percentages, except as otherwise required pursuant to Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and subject to the requirements of Section 704(c) of the Code and the regulations promulgated thereunder. Notwithstanding anything to the contrary in this Agreement, allocations shall be made as though this Agreement contained (and there is hereby incorporated herein by reference) (i) a qualified income offset provision that complies with Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and (ii) minimum gain chargeback and partner minimum gain chargeback provisions which comply with the requirements of Treasury Regulation Section 1.704-2. If any allocations cannot be made among the Members in proportion to their Membership Percentages, to the extent necessary to fulfill the Members’ economic expectations, subsequent allocations of the Company’s income, gain, loss, deduction, expense and credit shall be made among the Members, to the extent allowable under applicable law, so that the amount and character (on an aggregate basis) of the items allocated reflect as nearly as possible the amount and character of the items that would have been allocated among the Members if all prior allocations had in fact been made among the Members in proportion to their Membership Percentages.
     10.3 Winding Up and Dissolution. Upon the dissolution and winding up of the Company, the assets of the Company shall be distributed in accordance with Section 15.2.
Article 11
Tax Matters
     11.1 Tax Returns. The Members intend for the Company to be treated as a partnership for tax purposes. Unless otherwise approved by the Board, the Company shall arrange for the preparation and timely filing by a public accounting firm selected by the Board of all returns of Company income, gains, deductions, losses and other items necessary for federal, state and local income tax purposes and shall use all reasonable efforts to furnish to the Members within 90 days after the close of the taxable year the tax information reasonably required for federal, state and local income tax reporting purposes, provided, however that (i) all decisions with respect to the preparation of such Company returns shall be made by the Board and (ii) no Company returns shall be filed without the prior approval of the Board. The classification, realization and recognition of income, gain, losses, deductions and other items shall be on the cash or accrual method of accounting for federal income tax purposes, as the Board shall determine, in accordance with applicable law. The taxable year of the Company shall be the calendar year unless another year is required by the Code.
     11.2 Tax Elections. The Board shall determine whether to make available elections under applicable tax laws.
     11.3 Tax Matters Partner. The Members designate NationsHealth to be the “tax matters partner” of the Company pursuant to section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Tax Matters Partner shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of section 6223 of the Code. The Tax Matters Partner shall inform each other Member of all significant matters that may come to its attention in its capacity as “tax matters partner” by giving notice thereof on or before the 5th day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity.
Article 12
Books, Records, Reports and Bank Accounts
     12.1 Maintenance of Books. The Company shall keep adequate books and records of account and shall keep minutes of the proceedings of its Members and each committee thereof. The books of account for the Company shall be maintained on an accrual basis in accordance with generally accepted accounting principles and the terms of this Agreement.

     12.2 Reports.
          (a) Annual. On or before the 45th day following each fiscal year end, the Company shall furnish to each Member a copy of the Company’s balance sheet as at the end of such fiscal year, and statements of income and cash flows of the Company for such year, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by the principal financial or accounting officer of the Company.
          (b) Quarterly. On or before the 25th day following the end of each quarterly accounting periods in each fiscal year, the Company shall furnish to each Member a copy of the Company’s balance sheet as of the end of such quarterly period and statements of income and cash flows for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied, subject to year-end adjustments, and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the principal financial or accounting officer of the Company.
     12.3 Accounts. The Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company name with financial institutions and firms that the Board may determine from time to time. The Company shall not commingle the Company’s funds with the funds of any Member or any other entity. Funds deposited in the Company’s bank and investment accounts may be withdrawn only to be invested in furtherance of the Company’s purpose, to pay Company debts or obligations or to be distributed to the Members pursuant to this Agreement.
     12.4 Records Required by Act; Right of Inspection.
          (a) Records Required. During the term of the Company and for a period of four (4) years thereafter, the Board, at the expense of the Company, shall maintain in the Company’s principal office in the United States specified in Section 2.3 all records required to be kept pursuant to the Act, including, without limitation, (i) a current list of the names, addresses and Membership Interest held by each of the Members (including if any class or group of interests is established under the Certificate or this Agreement, the names of the Members who are members of each such class or group); (ii) copies of federal state and local information or income tax returns for each of the Company’s six (6) most recent tax years; (iii) copies of this Agreement and the Certificate, including all amendments or restatements; (iv) if such information is not otherwise set forth in the Certificate or this Agreement, a written statement of (a) the amount of the cash contribution and a description and statement of the agreed value of any other contribution made by each Member, and the amount of the cash contribution and a description and statement of the agreed value of any other contribution that the Member has agreed to make in the future as an additional contribution; (b) the times at which any additional contribution is to be made or events requiring contributions to be made; (c) events requiring the Company to be dissolved and its affairs wound up; and (d) the date on which each Member became a Member of the Company; and (v) correct and complete books and records of account of the Company.

          (b) Right of Inspection. On written request stating the purpose, a Member may examine and copy in person or by the Member’s authorized representative, at any reasonable time, for any proper purpose, and at the requesting Member’s expense, records required to be maintained under the Act and such other information regarding the Business, affairs and financial condition of the Company as is just and reasonable for the requesting Member to examine and copy. Upon written request by any Member made to the Board at the address of the Company’s principal office in the United States specified in Section 2.3, the Company shall provide to the requesting Member or the Member’s authorized representative without charge true copies of (i) this Agreement and the Certificate and all amendments or restatements, and (ii) any of the tax returns of the Company described above.
     12.5 Fiscal Year. The Company’s fiscal year shall end on December 31 of each calendar year.
     12.6 Consolidation of Operations. The Members acknowledge that NationsHealth intends to consolidate the operations of the Company in the financial statements of NationsHealth in accordance with generally accepted accounting principles subject to appropriate offsets and deductions to reflect the Membership Interests owned by US Bio.
Article 13
Indemnification By the Company
     13.1 Right to Indemnification. Subject to the limitations and conditions as provided in this Article 13, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Member or Manager of the Company or while a Member or Manager of the Company is or was serving at the request of the Company as a member or manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, shall be indemnified by the Company to the fullest extent permitted by the Act (as the same exists or may hereafter be amended, but in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article 13 shall continue as to a Person who has ceased to serve in the capacity that initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article 13 shall be deemed contract rights, and no amendment, modification or repeal of this Article 13 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article 13 could involve indemnification for negligence or under theories of strict liability.

     13.2 Advance Payment. The right to indemnification conferred in this Article 13 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 13.1 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Company of a written affirmation by such Member of his or her good faith belief that he has met the standard of conduct necessary for indemnification under this Article 13 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article 13 or otherwise.
     13.3 Indemnification of Officers, Employees, and Agents. The Company by adoption of a resolution of the Members, may indemnify and advance expenses to an officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Members under this Article 13 and, the Company may indemnify and advance expenses to Persons who are not or were not Members, Managers, officers, employees, or agents of the Company but who are or were serving at the request of the Company as a Member, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to Members under this Article 13.
     13.4 Appearance as a Witness. Notwithstanding any other provision of this Article 13, the Company may pay or reimburse expenses incurred by a Member, Manager, officer or agent of the Company in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.
     13.5 Non-exclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article 13 shall not be exclusive of any other right that a Member or other Person indemnified pursuant to this Article 13 may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Agreement, agreement, vote of Members or disinterested Members or otherwise.
     13.6 Member Notification. To the extent required by law, any indemnification of or advance of expenses to a Member or other Person in accordance with this Article 13 shall be reported in writing to the Members with or before the notice or waiver of notice of the next Members’ meeting or with or before the next submission to Members of a consent to action without a meeting and, in any case, within the 12-month period immediately following the date of the indemnification or advance.
     13.7 Savings Clause. If this Article 13 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Member or any other Person indemnified pursuant to this

Article 13 as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative to the full extent permitted by any applicable portion of this Article 13 that shall not have been invalidated and to the fullest extent permitted by applicable law.
Article 14
Restrictions on Transferability;
Admission of New or Substitute
Members; Put Option;
Right of First Refusal
     14.1 Generally. All Membership Interests at any time and from time to time outstanding shall be held subject to the conditions and restrictions set forth in this Article 14, which conditions and restrictions shall apply equally to the Members and their respective transferees (except as otherwise expressly stated), and each Member by executing this Agreement or by accepting any indicia of ownership therefor from the Company agrees with the Company and with each other Member to such conditions and restrictions. Without limiting the generality of the foregoing, the Company shall require as a condition to the transfer of record ownership of Membership Interests that the transferee of such Membership Interests execute and deliver this Agreement as evidence that such Membership Interests are held subject to the terms, conditions and restrictions set forth herein.
     14.2 Restriction on Transfer. Except for Dispositions by a Member to an Affiliate of such Member or in accordance with this Agreement, no Membership Interests shall be Disposed of to any Person; provided, however, that the foregoing shall not prohibit a Member from pledging the Member’s Membership Interest as security or collateral in connection with obtaining financing to purchase another Member’s Membership Interest.
     14.3 Conditions of Effective Transfer. A purported Disposition of Membership Interests by a Member (other than to an Affiliate of such Member, which is specifically permitted) shall be valid as to the Company when the following conditions (any of which may be waived by all of the Members other than the Members proposing the Disposition) have been met:
          (a) the Supermajority of Membership Interests shall have approved the Disposition; provided, however, to the extent a Disposition results from an Organic Change (as defined below), approval of a Supermajority of Membership Interests shall not be required if compliance with the procedures set forth in Section 14.6 occurs;
          (b) the transferee has delivered to the Company a document including the transferee’s notice address, its agreement to be bound by this Agreement, and its representation and warranty that the representations and warranties in Section 4.2 are true and correct with respect to such transferee;
          (c) the transferor has agreed to pay a reasonable fee to reimburse the Company for any out-of-pocket cost incurred in connection with the admission of the transferee as a substituted Member;

          (d) the transferee has delivered a statement in form and substance reasonably satisfactory to counsel designated by the Company making appropriate representations and warranties with respect to the satisfaction of applicable federal and state securities laws; and
          (e) the transferor has delivered to the Company an opinion of counsel in form and substance reasonably satisfactory to counsel designated by the Company to the effect that neither the Disposition nor any offering in connection therewith violates any provision of any federal or state securities or comparable law.
     14.4 Admission of Additional Members Through the Sale of Newly Issued Membership Interests. Additional Persons may be admitted to the Company as Members, and Membership Interests may be created and issued to those Persons by the Company, as opposed to the Disposition of outstanding Membership Interests held by a Member, upon the affirmative vote of Members holding a Supermajority of Membership Interests. The terms of admission or issuance posed to the Members for a vote must specify (a) the identity of the proposed new Member or the Member, as applicable, and (b) the number of Membership Interests to be issued to such new Member, the Membership Interests that will be issued and outstanding after taking into account such additional issuances and the amount of the commitment to be made for such Membership Interests. The terms of the admission of a new Member may provide for the creation of different classes or groups of Members having different rights, powers and duties. The Members shall reflect the creation of any new class or group in an amendment to this Agreement, which amendment shall indicate the different rights, powers and duties of such new class or group. Any admission of a new Member is effective only after the new Member has executed and delivered to the Company a document including the new Member’s notice address, its agreement to be bound by this Agreement and its representation and warranty that the representations and warranties in Section 4.2 are true and correct with respect to the new Member. The provisions of this Section 14.4 shall not apply to Dispositions of Membership Interests.
     14.5 Dispositions of any Interests in a Member. A Member that is not a natural person may not cause or permit an interest, direct or indirect, in itself to be Disposed of such that, after the Disposition, the Company would be considered to have terminated within the meaning of section 708 of the Code.
     14.6 Put Option and Right of First Refusal Upon An Organic Change. In the event a Member (the “Transferor”) intends to effect or permit to occur a transaction, whether by sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets or stock of the Transferor or any of its Affiliates, or by any consolidation, merger, share exchange or similar transaction, or by reclassification or other change of any stock, or any recapitalization, involving the Transferor or any of its Affiliates (an “Organic Change”), that would result in any Person other than an Affiliate of Transferor (a “Transferee”) owning, managing or controlling, directly or indirectly, the Transferor’s Membership Interest in the Company, the Transferor shall provide written notice to the other Member, in a manner such that it is received by the other Member at least forty-five (45) days prior to the Organic Change, that (i) describes the Organic Change, (ii) identifies the Transferee, and (iii) notifies the other Member that the other Member has the right to either (x) approve of the Organic Change, (y) sell the other Member’s entire Membership

Interest in the Company (the “Put Option”), or (z) purchase (the “Purchase Option”) the Transferor’s Membership Interest in the Company (the “Notice of Organic Change”). Within ten (10) days of the receipt of the Notice of Organic Change (the “Response Period”), the other Member must give the Transferor written notice stating that the other Member either approves of the Organic Change or is planning to exercise its Put Option and/or Purchase Option, and proposing a price (or prices) at which the other Member will sell its Membership Interest as part of the Organic Change or purchase the Transferor’s Membership Interest in the Company.
          (a) If the other Member does not provide timely written notice that it is exercising its Put Option and/or Purchase Right, then the Transferor shall have the right for a period of one hundred twenty (120) days following the Response Period to effect or permit the Organic Change on substantially the same economic terms that were contained in the Notice of Organic Change.
          (b) If the other Member provides timely written notice that it is exercising its Put Option and/or Purchase Option, the Transferor shall accept one of the other Member’s proposed sale price or purchase price, or reject both such proposed prices, by so notifying the other Member in writing within five (5) days of its receipt. If the Transferor accepts the sale price or purchase price proposed by the other Member, then the parties shall close on the sale of the other Member’s Membership Interest or the purchase of the Transferor’s Membership Interest, as applicable, simultaneous with, and subject to, the closing of the Organic Change. If the Transferor and the other Member are unable to agree on the sale price for the other Member’s Membership Interest or the purchase price for the Transferor’s Membership Interest, then a mutually agreed upon third-party independent appraiser shall conclusively determine the fair market value of each such Membership Interest. The Company shall pay the expense of the appraiser. Within five (5) days after receipt of the appraisal, the other Member shall take one of the following actions:
               (i) If the other Member had exercised its Put Option only, then the other Member may elect to waive its Put Option right and revoke its exercise of the Put Option. If the other Member does not timely revoke its exercise of the Put Option, then such Member shall close the sale of its Membership Interest, at a sale price equal to the fair market value determined by the appraiser, simultaneous with, and subject to, the closing of the Organic Change. If the other Member revokes its exercise of the Put Option, then the Transferor shall have the right for a period of one hundred twenty (120) days following the Response Period, or ninety (90) days after receipt of the appraisal, whichever is longer, to effect or permit the Organic Change on terms not more favorable to the Transferor than were contained in the Notice of Organic Change.
               (ii) If the other Member had exercised its Purchase Option only, then the other Member may elect to waive its Purchase Option right and revoke its exercise of the Purchase Option. If the other Member does not timely revoke its exercise of the Purchase Option, then such Member shall close the purchase of the Transferor’s Membership Interest, at a purchase price equal to the fair market value determined by the appraiser, simultaneously with, and subject to, the closing of the Organic Change. If the other Member revokes its exercise of the Purchase Option, then the Transferor shall have the right for a period of one hundred twenty (120) days following the Response Period, or ninety (90) days after receipt of the appraisal, whichever is longer, to effect or permit the Organic Change on terms not more favorable to the Transferee than were contained in the Notice of Organic Change.
               (iii) If the other Member had exercised its Put Option and the Purchase Option, then the other Member must elect to waive its Put Option right and/or its Purchase Option right and revoke its exercise of the Put Option and/or the Purchase Option. If the other Member does not timely revoke its exercise of the Put Option and does timely revoke its exercise of the Purchase Option, then such Member shall close the sale of its Membership Interest, at a sale price equal to the fair market value determined by the appraiser, simultaneous with, and subject to, the closing of the Organic Change. If the other Member does not timely revoke its exercise of the Purchase Option and does timely revoke its Put Option, then such Member shall close the purchase of the Transferor’s Membership Interest, at a purchase price equal to the fair market value determined by the appraiser, simultaneously with, and subject to, the closing of the Organic Change. If the other Member revokes its exercise of the Put Option and the Purchase Option, or fails to take any action within the five (5) day period after receipt of the appraisal as required herein, then the Transferor shall have the right for a period of one hundred twenty (120) days following the Response Period, or ninety (90) days after receipt of the appraisal, whichever is longer, to effect or permit the Organic Change on substantially the same economic terms that were contained in the Notice of Organic Change.
     14.7 Organic Change of AmerisourceBergen Corporation, et al. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prevent AmerisourceBergen Corporation, AmerisourceBergen Services Corporation and/or AmerisourceBergen Drug Corporation and their successors and assigns (collectively, the “ABC Entities”) from effecting an Organic Change and the provisions set forth in this Article 14 shall not apply to an Organic Change of any of the ABC Entities.
     14.8 Waiver of Non-Competition Clauses. Notwithstanding anything to the contrary contained herein, the parties agree that if NationsHealth consummates an Organic Change as described in Section 14.6 above, pursuant to and consistent with the terms of Section 14.6 above, then following the consummation of such Organic Change, the non-competition provisions set forth in Section 3.4 and in the second sentence of Section 3.1 shall be waived as to NationsHealth, its Affiliates, and its successors and assigns, and such provisions shall no longer have any force or effect as to NationsHealth, its Affiliates and its successors and assigns.
Article 15
Dissolution, Liquidation and Termination
     15.1 Dissolution. The Company shall dissolve and its affairs shall be wound up only upon the first to occur of the following:
          (a) the written consent of at least a Supermajority of Membership Interests; and
          (b) entry of a decree of judicial dissolution of the Company under section 18-802 of the Act.

     15.2 Liquidation and Termination. On dissolution of the Company, the Members shall appoint one or more Members as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board and the Members. The steps to be accomplished by the liquidator are as follows:
          (a) as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;
          (b) the liquidator shall pay, satisfy, or discharge from Company funds all of the debts, liabilities, and obligations of the Company (including, without limitation, all expenses incurred in liquidation and any advances by a Member described in Section 5.7) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
          (c) all remaining assets of the Company shall be distributed in accordance with the positive Capital Account balances of the Members, after giving effect to the gain or loss resulting from the liquidation of the Company, by the end of the taxable year in which the Company is liquidated (or, if later, within 90 days after the date of such liquidation). All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 15.2. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 15.2 constitutes a complete return to the Member of its capital contributions and a complete distribution to the Member of its Membership Interests and all the Company’s property and constitutes an act to which all Members have consented. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
     15.3 Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the capital account of any Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or distributions of money pursuant to this Agreement, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s capital account to zero.
     15.4 Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Company is terminated and the Members (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.5 and take such other actions as may be necessary to terminate the Company.

Article 16
Power of Attorney
     16.1 Power. Each Member, and any assignee or transferee of such Member’s interest in the Company, does irrevocably constitute and appoint the President of the Company as his true and lawful attorney in fact and agent, to execute, acknowledge, swear to, deliver, record, and file, in the Member’s or assignee’s name, place, and stead, all instruments, documents, and certificates that may from time to time be required by the laws of the United States of America, the State of Delaware, or any other jurisdictions the laws of which are applicable to the Company (1) to effectuate, implement, and continue the valid existence of the Company as organized and operated in accordance with the terms of this Agreement, including, without limitation, all certificates and other instruments (including counterparts of this Agreement and amendments) that the president deems appropriate to reflect any amendment, change, or modification of the Company in accordance with the terms of this Agreement; (2) to reflect the dissolution and termination of the Company pursuant to the terms of this Agreement; and (3) to comply with the fictitious or assumed name statutes in effect in the State of Delaware and all other jurisdictions in which the Company conducts or plans to conduct business. The agent and attorney in fact shall not, however, have the right, power or authority to amend, extend the term, or modify this Agreement when acting in his capacity as agent and attorney in fact. The power of attorney granted herein shall be deemed to be coupled with an interest, shall be irrevocable, shall survive the death, dissolution, incompetency, or legal disability of any Member and shall extend to the Members’ heirs, executors, successors, and assigns; and may be exercised by said agent and attorney in fact for all (or any one) of them or in other manner, including by facsimile signature, as the agent and attorney in fact may deem appropriate. Notwithstanding the foregoing, nothing in this Article 16 shall enlarge the powers granted to the president pursuant to the other terms of this Agreement, nor give him the power to amend or supplement this Agreement without the written consent and joinder of each Member.
Article 17
Obligations of Confidentiality
     17.1 Confidentiality. All Confidential Information acquired by the Members shall be treated as confidential and each Member shall take or cause to be taken such reasonable precautions as may be necessary to prevent the disclosure thereof to any unauthorized Person for a period commencing on the date hereof and extending until the expiration of five (5) years after the termination of the Company. Confidential Information may be furnished to Affiliates and to bona fide prospective purchasers, lenders, prospective lenders, prospective participants with the Company or consultants for evaluation purposes, provided that any Person (other than an Affiliate) furnished with the information pursuant to this Section 15.1 agrees not to communicate such information to any other Person or use it for its own benefit or in a manner adverse to the interests of the Company or a Member. Nothing contained in this Section 15.1 shall prohibit any Member or its Affiliates from disclosing Confidential Information that is required by judicial or administrative process or otherwise required by law provided that prior to disclosure, the disclosing party shall make reasonable efforts to give the non-disclosing parties notice prior to the required disclosure. A Member shall not be liable for breach of this provision as a result of the disclosure of any Confidential Information that has been disclosed to such Member by a third Person who, to the best of such Member’s knowledge, has no obligation of confidentiality with respect to that disclosure, or is otherwise generally available to the public for any reason (other than such Member’s disclosure in violation of this Section 15.1).
     17.2 Confidentiality Maintained by Other Persons. Each Member shall take all reasonable steps to require its employees and consultants, and its Affiliates and their employees and consultants, to be bound by the provisions of Section 15.1 in the same manner as the Member is bound hereunder.
     17.3 Use of Confidential Information. The Members shall make no use of any Confidential Information disclosed to them or to the Company by another Member except for the purposes of the Company. Any written material or tangible thing including or embodying any such information is and remains the property of the disclosing Member and shall be returned to such Member upon dissolution of the Company.
Article 18
General Provisions
     18.1 Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.
     18.2 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by overnight delivery or courier, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on receipt by the Person to receive it. All notices, requests, and consents to be sent to a Member must be sent to or made at the address previously given by that Member to the Company or such other address as that Member may specify by notice to the other Members. Any notice, request, or consent must be given at the following addresses:

If to the Company:	In care of each of the Members as set forth below

If to NationsHealth:	NationsHealth, Inc. Attn: Chief Executive Officer 13650 NW 8th Street Suite 109 Sunrise, FL 33325

with a copy to:	Ira J. Coleman, Esq. McDermott Will & Emery 201 South Biscayne Boulevard 22nd Floor Miami, FL 33131

If to US Bio:	US Bioservices Corporation Attn: President 309 Henderson Drive Sharon Hill, PA 19079

with copies to:	AmerisourceBergen Specialty Group Attn: Group Counsel 4006 Beltline Road Suite 115 Addison, TX 75001

and	AmerisourceBergen Corporation Attn: General Counsel 1300 Morris Drive, Suite 100 Chesterbrook, PA 19087
Whenever any notice is required to be given by law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
     18.3 Entire Agreement. Each of the Members agrees that this Agreement, including the other documents referred to herein, (i) constitutes the entire agreement and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, among the parties with respect to the subject matter of this Agreement, and (ii) is not intended to confer any rights or remedies, or impose any obligations, on any person other than the parties hereto. Each of the Members expressly agrees and acknowledges that, other than those statements expressly set forth in this Agreement, it is not relying on any statement, whether oral or written, of any person or entity with respect to its entry into this Agreement or to the consummation of the transactions contemplated by this Agreement.
     18.4 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.
     18.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument executed by both Members.
     18.6 Successors and Assigns. Except as otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns.
     18.7 Governing Law. This Agreement is governed by and shall be construed in accordance with the law of the State of Delaware, excluding any conflict of laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction. In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Certificate, or (b) any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control.
     18.8 Illegal or Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.
     18.9 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
     18.10 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.
     18.11 Indemnification. To the fullest extent permitted by law, each Member shall indemnify the Company and each other Member, and shall hold them harmless from and against all losses, costs, liabilities, damages, and expenses (including, without limitation, costs of suit and attorney’s fees) they may incur on account of any breach by that Member of this Agreement.
     18.12 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
     18.13 Schedules. All schedules or other attachments to this Agreement shall be incorporated into this Agreement as though fully set forth and recited herein.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date.

US Bioservices Corporation	NationsHealth, Inc.
Membership Interest: 49%	Membership Interest: 51%

By: /s/ Steven H. Collis	By: /s/ Glenn M. Parker

Name: Steven H. Collis	Name: Glenn M. Parker

Title: President - ABSG	Title: CEO

Schedule I	Board of Managers

Exhibit A	Stock Purchase Agreement

Schedule I
Board of Managers
Stephen H. Collis
Michael Mullen
Glenn Parker
Lewis Stone
Tim Fairbanks

Exhibit A
Stock Purchase Agreement
[Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 24, 2005]